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                                                            OMB APPROVAL
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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response.... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
        EnCap Investments L.L.C.              (Month/Day/Year)              Plains Resources Inc./PLX           (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)              June 8, 2001           5. Relationship of Reporting        -----------------------
   1100 Louisiana Street, Suite 3150       ----------------------------     Person(s) to Issuer              7. Individual or Joint/
----------------------------------------   3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
             (Street)                         Number of Reporting              Director    X  10% Owner         Applicable Line)
                                              Person, if an entity       -----           -----                   X  Form filed by
      Houston       TX        77002           (voluntary)                      Officer        Other (specify    --- One Reporting
--------------------------------------                                   -----           -----      below)          Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                         Form filed by
                                                                                                                --- More than One
                                                                         ------------------------------             Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:      4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or           Beneficial
                                                 (Instr. 4)                      Indirect (I)            Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                     13,931.06(1)                         I                by EnCap Energy Capital
                                                                                                         Fund III, L.P.
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Common Stock                                     10,536.08(1)                         I                by EnCap Energy Capital
                                                                                                         Fund III-B, L.P.
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Common Stock                                     17,043.75(1)                         I                by BOCP Energy Partners, L.P.
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Explanation of Responses:

(1) Securities beneficially owned by the reporting person were acquired by converting Series F Preferred Stock and Series H
    Preferred Stock of the Issuer previously owned by the above-named entities in accordance with the terms of such preferred stock.
    No additional consideration was paid by the holder of the securities or the reporting person for the securities reported herein.

                                                                                                                     SEC 1473 (3-99)

          POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
                            TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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
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FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
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1. Title of Derivative  2. Date Exercisable     3. Title and Amount of      4. Conversion    5. Ownership    6. Nature of Indirect
   Security (Instr. 4)     and Expiration          Securities Underlying       or Exercise      Form of         Beneficial Ownership
                           Date                    Derivative Security         Price of         Derivative      (Instr. 5)
                           (Month/Day/Year)        (Instr. 4)                  Derivative       Security:
                        -------------------------------------------------      Security         Direct (D) or
                                                                Amount or                       Indirect (I)
                        Date         Expiration                 Number                          (Instr. 5)
                        Exercisable  Date          Title        of Shares
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Explanation of Responses:
                                                                                     EnCap Investments L.L.C.          June 18, 2001
                                                                                                                       -------------
                                                                                                                           Date
                                                                                    By: /s/ D. Martin Phillips
                                                                                    ----------------------------------
                                                                                        D. Martin Phillips,
                                                                                        Managing Director
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**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.